EXHIBIT 99.1

Electric Car Company, Inc. Enters Into Agreement to Join Forces With Liberty Electric Cars, USA LLC

The Proposed Joint Venture Paves the Way to Manufacture Luxury 4X4 Pure Electric Vehicles Using Patented Technologies

Jun. 15, 2010 (GlobeNewswire) --

SPRINGFIELD, Mo., June 15, 2010 (GLOBE NEWSWIRE) -- Electric Car Company, Inc. (OTCBB:ELCR), a vehicle conversion Company that specializes in electric conversions and manufacturing for the Livery and Fleet Markets, today announces entering into a Letter Of Intent Agreement with Liberty Electric Cars, USA LLC to combine the respective expertise of the two Companies in the production of zero emission, Pure Electric vehicles, (view video). The proposed Joint Venture is subject to the execution of a definitive agreement.

The joint venture will focus initially on the conversion of large luxury 4x4 vehicles like the Range Rover, using Liberty's groundbreaking proprietary electric power train technology as well as the manufacture of unique new Electric Vehicles like the exciting Bug "e" project. Initially based at the Electric Car Company conversion center in Springfield, Missouri, the agreement will also include the establishment of further conversion centers across the United States on a franchise or company-owned basis.

While the major focus of the EV industry has been on small city cars, Liberty Electric Cars has developed revolutionary technologies that enable large vehicles such as 4x4s to be converted into 100 per cent "Pure Electric" drive trains. This proprietary technology provides performance comparable with internal combustion engine vehicles, and in some respects, even better. It works by replacing the entire internal combustion engine drive train with a proprietary electric power system using four on-board motors (one for each wheel), and incorporating a state-of-the-art energy storage system. This provides a performance of 0-60 mph in less than 6 seconds with a top speed of 110mph and range ability of 200 miles on a 6- hour charge. This has never before been achieved in the 4x4 sector.

Electric Car Company specializes in electric conversion and manufacturing for the livery and fleet markets including VIP corporate limousines and delivery trucks. CEO Gary Spaniak explains the thinking behind the collaboration: "By signing a letter of intent with Liberty Electric Cars, we are able to utilize the most innovative electric vehicle technologies available for sophisticated, luxury 4x4 vehicles in the so called light-duty truck sector." Mr. Spaniak continues by stating, "We are incredibly excited about this new venture and feel that as a combined force we can offer products that will revolutionize the market for luxury and large 4x4s, providing for the first time ever, a real alternative to the old and dirty internal combustion engine."

"The new partnership with ECC is very important to Liberty Electric Cars," explains Liberty's Managing Director Ian Hobday. "It allows us to use our proprietary and patented technology to convert cars for the U.S. market according to American standards in the very modern and high-tech facilities provided by ECC." Mr. Hobday continues by stating, "With the world's first pure electric luxury 4x4, the Liberty E-Range, about to launch in the UK; the development of a fun, 100% electric, beach buggy-style vehicle (bug "e") for the U.S. market, and the announcement of the ECC partnership, we are at a very exciting stage in the company's growth and we are all looking forward to what the future holds."

*In line with automotive industry methods of calculation

Notes to Editors

About Liberty Electric Cars

Liberty Electric Cars, www.liberty-ecars.com is a clean technology company based in Oxford, UK, and with offices in Chicago USA. The Company has invested in the re-engineering of existing large, luxury vehicles (new or used). Their teams of highly skilled engineers have applied their significant expertise in automotive and electric power train technologies to develop a unique and patented Pure Electric propulsion system for SUVs, MPVs and 4x4s. The technology enables Liberty to convert large 4x4s and similar vehicles so that they are zero-emission yet still provide outstanding performance. Liberty Electric Cars aims to become the global leader for the profitable exploitation of innovative electric drive trains for light-duty trucks (LDTs) based on clean technologies, creating cars that are zero emission, reduce noise pollution and provide high performance, quality and reliability.

About Electric Car Company, Inc.

Electric Car Company, Inc. (OTCBB:ELCR) is a vehicle conversion Company that specializes in electric conversion and manufacturing for the livery and fleet markets including corporate VIP, Party Buses, Municipal Buses and Delivery Vehicles. The company brings together businesses specializing in customizing vehicles & power trains. This proven business strategy is building a dominating presence in the aftermarket automotive up-fitter segment, including, but not limited to "Pure Electric" cars, liquid propane conversions, limousines & other livery vehicles, specialty fleet vehicles, classic automobiles and custom restorations.

The Company has now positioned itself to deliver full "Pure Electric" Specialty Vehicles in 2010. By accomplishing this goal the Company is poised to fulfill its strategy to offer and expand the company's line of products that will revolutionize the specialty automotive vehicle market.

Electric Car Company's wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc., is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO., www.limoland.com.

www.electriccarstocks.com

Forward-Looking Statements

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:  ELCR

          Henry Harrison, IR Pro 2.0

          407-682-2001

          hharrison@insidewallstreet.com

          Liberty Electric Cars

          Beth Robinson

          Lily Pickard

          Liberty Electric Cars Press Office c/o Focus PR, 6th Floor

          9 Kingsway, London, WC2B 6XF

          020 7845 6600

          libertyelectriccars@focuspr.co